Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees
RAIT Financial Trust:

We consent to the incorporation by reference in the registration statements (No. 333-217776) on Form S-3 and (No. 333-218983, No. 333-182094, No. 333-151627, No. 333-125480, No. 333-100766, No. 333-67452) on Form S-8 of RAIT Financial Trust of our report dated March 26, 2019, with respect to the consolidated balance sheets of RAIT Financial Trust and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes and financial statement schedules II to IV (collectively, the consolidated financial statements), which report appears in the annual report on Form 10‑K of RAIT Financial Trust.

Our report dated March 26, 2019, on the consolidated financial statements, contains an explanatory paragraph that states that the Company’s current liquidity is not sufficient to meet its obligations within one year of the date of issuance of the financial statements, which raises substantial doubt about the Company’s ability to continue a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report refers to a change to the method of accounting for changes in instrument-specific credit risk of the Company’s junior subordinated notes, at fair value.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 26, 2019